Exhibit 99.1

AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PENSARE ACQUISITION CORP.

July 31, 2019

Pensare Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is “Pensare Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 7, 2016 (the “Original Certificate"). The first certificate of amendment of the Original Certificate was filed with the Secretary of State on May 16, 2016. The second certificate of amendment of the Original Certificate was filed with the Secretary of State on December 19, 2016. The third certificate of amendment of the Original Certificate was filed with the Secretary of State on May 11, 2017. The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate") was filed with the Secretary of State of the State of Delaware on July 27, 2017. The first certificate of amendment of the Amended and Restated Certificate was filed with the Secretary of State on January 28, 2019. The second certificate of amendment of the Amended and Restated Certificate was filed with the Secretary of State on April 29, 2019.

2.             This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3.             This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.             The text of Section 9.6 of Article IX is hereby amended and restated to read in full as follows:

Termination. In the event that the Corporation does not consummate a Business Combination by December 1, 2019 (such date being referred to as the “Termination Date"), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Offering Shares for cash for a redemption price per share equal to the amount then held in the Trust Account, including the interest earned thereon, less any income or franchise taxes payable, divided by the total number of Offering Shares then outstanding (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of clauses (ii) and (iii) above) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

IN WITNESS WHEREOF, Pensare Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

PENSARE ACQUISITION CORP.

By:	/s/ Darrell Mays
Name: Darrell Mays
Title: Chief Executive Officer

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